Exhibit 10.66

MEMORANDUM

TO:	Fred Moll
FROM:	Hansen Medical, Inc. Board of Directors
DATE:	June 24, 2010
RE:	2010 Incentive Bonus

As discussed, this memo summarizes the terms of your 2010 incentive bonus opportunity as approved today by the Hansen Medical, Inc. (the “Company”) Board of Directors (the “Board”). You will be eligible to earn a 2010 incentive bonus of up to 40% of your base salary, beginning as of June 9, 2010 (in other words, your maximum bonus is equal to 40% of your base salary for the period June 9, 2010 through December 31, 2010). The goals and weightings applicable to your bonus are as follows:

•	Meet or exceed the Company’s revised 2010 operating plan – 50% of total, 30% based on revenue and 20% based on net loss;

•	Design freeze for vascular product – 10%;

•	File 510k for vascular product – 10%;

•	Finalize commercial launch plan for vascular product – 10%; and

•	Patient enrollment in IDE atrial fibrillation study of a number of patients to be determined by the Board – 20%.

With respect to any bonus criteria that are based on the Company’s 2010 operating plan: (i) no bonus will be earned related to such bonus criteria unless the Company achieves at least 90% of the applicable bonus criteria, (ii) 75% of the related portion of the bonus will be earned upon achievement of 90% of the bonus criteria, (iii) 100% of the related portion of the bonus will be earned upon achievement of 100% of the bonus criteria, and (iv) in the event of achievement between 90-100% of the bonus criteria, the amount of the related portion of the bonus will be determined on a linear basis. All other bonus criteria are binary.

Any bonus will be paid within 2 1/2 months after the close of the 2010 fiscal year, but only if you are still employed by the Company at the time of payment.

The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.